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                                                                    EXHIBIT 99.1
                                                                    ------------

                                    ST. JOHN

                                        FOR:  St. John Knits International,
                                              Incorporated

For Immediate Release                   CONTACT:  Roger G. Ruppert
---------------------                             Chief Financial Officer
                                                  (949) 863-1171


            H.W. MULLINS NAMED CHIEF EXECUTIVE OFFICER OF ST. JOHN

IRVINE, California, (January 4, 2001) - St. John Knits International, Incorporated today announced the appointment of H.W. Mullins as Chief Executive Officer. Mullins joins St. John from Neiman Marcus, where he most recently served as Chairman and Chief Executive Officer of Neiman Marcus Stores. He will assume his new position later this month when he succeeds Bob Gray who will continue as Chairman.

"I have known Hugh for several years and am delighted that he has decided to join St. John," said Bob Gray. "His experience at Neiman's speaks for itself. Not only has he compiled an impressive track record as an operating executive and a merchant, but he has also demonstrated the ability to develop managerial talent and motivate employees to perform."

"Neiman Marcus has been a valued customer and partner for more than twenty years and continues to be one of our major accounts," said Gray. "We would do nothing to jeopardize that relationship; however, when Hugh announced he was leaving Neimans, we could not pass up the opportunity to add a superstar to our team."

Mullins, 49, joined Neiman Marcus in 1991 as Vice President, Divisional Merchandise Manager, after holding merchandising and stores posts at Macy's San Francisco and Foley's in Houston. He held several positions of increasing responsibilities at Neiman's including Senior Vice President and General Merchandise Manager and Executive Vice President, Merchandising. In February 2000, he was named Chairman and Chief Executive Officer of Neiman Marcus Stores, a position he held until January 1, 2001.

The Company, headquarters in Irvine, California, is a leading designer, manufacturer and marketer of women's clothing and accessories, sold principally under the St. John, Griffith & Gray and Marie Gray trade names. In addition, the Company's Retail Division operates twenty-three retail boutiques and ten outlets stores. Through a wholly owned subsidiary, St. John Home, the Company also operates three home furnishing stores.

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